Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Elizabeth A. Duke Elected to the Board of

Wells Fargo & Company

SAN FRANCISCO, November 19, 2014 - Wells Fargo & Company (NYSE:WFC) today said that its board of directors has elected Elizabeth A. “Betsy” Duke, a former member of the Board of Governors of the Federal Reserve System, to the company’s board of directors, effective January 1, 2015.

Duke will serve on the board’s Risk Committee, and her election increases the size of the company’s board to 15 directors. Prior to her service as a Federal Reserve Governor, Duke served in various senior leadership roles in banking, including as chief operating officer of TowneBank, chief executive officer of Bank of Tidewater, and as a senior officer of SouthTrust Bank and Wachovia Bank, N.A., the last three of which banks are now part of Wells Fargo.

“Betsy Duke is an excellent addition to our board,” said John Stumpf, Wells Fargo chairman and chief executive officer. “She brings in-depth, firsthand understanding of community banking and has more than 30 years of experience leading banking operations in markets where Wells Fargo does business. I know that she will bring perspectives that are both strategic and practical to the board as we continue to focus on satisfying our customers’ financial needs and providing strong, sustainable returns to our shareholders.”

“I am excited to join Wells Fargo’s board,” said Duke. “Wells Fargo’s vision and culture reflect what I believe banking is all about – helping customers succeed financially. I look forward to working with the other directors and company leadership to continue to further this vision.”

“Betsy offers a perfect combination of banking leadership and risk management experience,” said Stephen W. Sanger, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “Her service as a Federal Reserve Governor during a critical time for the U.S. economy and banking system provides her with insight and a unique understanding of risks and opportunities that will be invaluable as Wells Fargo continues its commitment to best-in-class risk management.”

Duke served as a member of the Board of Governors of the Federal Reserve System from August 2008 to August 2013, where she served as Chair of the Federal Reserve’s Committee on Consumer and Community Affairs and as a member of its Committee on Bank Supervision and Regulation, Committee on Bank Affairs, and Committee on Board Affairs. Previously, she was chief operating officer of TowneBank from 2005 to 2008, and was an executive vice president at Wachovia Bank, N.A., (2004 to 2005) and at SouthTrust Bank (2001 to 2004) which was acquired by Wachovia in 2004. Ms. Duke also served as chief executive officer of Bank of Tidewater, which was acquired by SouthTrust, and chief financial officer of Bank of Virginia Beach. She served on the board of directors of the American Bankers Association from 1999 to

2006, becoming the first woman to serve as chair of the ABA in 2004, and as a member of the board of directors of the Federal Reserve Bank of Richmond. Currently, Duke is an executive-in-residence at Old Dominion University, where she received her MBA.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.6 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,700 locations, 12,500 ATMs, and the internet (wellsfargo.com), and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2014 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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